UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 2, 2007

GREENE COUNTY BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

Federal                           0-25165                       14-1809721
(State or Other Jurisdiction                       (Commission File No.)                            (I.R.S. Employer
     of Incorporation)                                                                                                 Identification No.)

302 Main Street, Catskill NY                                                                           12414
(Address of Principal Executive Offices)                                                            (Zip Code)

Registrant’s telephone number, including area code:                                                                                                (518) 943-2600

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17
      CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02                      Results of Operations and Financial Condition.

On August 2, 2007, Greene County Bancorp, Inc. issued a press release disclosing financial results at and for the fiscal year and quarter ended June 30, 2007 and 2006. A copy of the press release is included as exhibit 99.1 to this report.

The information in the preceding paragraph, as well as Exhibit 99.1 referenced therein, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933.

Item 9.01.                      Financial Statements and Exhibits.

(a)	Not Applicable.

(b)	Not Applicable.

(c)	Not Applicable.

(d)	Exhibits.

Exhibit No.	Description

99.1                                                                         Press release dated August 2, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

GREENE COUNTY BANCORP, INC.

DATE:  August 2, 2007                                                                           By: /s/ Donald E. Gibson
Donald E. Gibson
President and Chief Executive Officer

Exhibit 99.1

Greene County Bancorp, Inc.
Announces Fiscal Year and Quarterly Earnings

Catskill, N.Y. -- (BUSINESS WIRE) – August 2, 2007-- Greene County Bancorp, Inc. (the “Company”) (NASDAQ: GCBC), the holding company for The Bank of Greene County (the “Bank”) and its’ wholly-owned subsidiary Greene County Commercial Bank, today reported net income for the quarter and fiscal year ended June 30, 2007.   Net income for the fiscal year ended June 30, 2007 amounted to $2.26 million, or $0.55 per basic and $0.54 per diluted share as compared to $2.24 million, or $0.55 per basic and $0.54 per diluted share, an increase of $16,000 or 0.7%.  Net income for the quarter ended June 30, 2007 amounted to $369,000 or $0.09 per basic and diluted share as compared to $486,000, or $0.12 per basic and diluted share for the quarter ended June 30, 2006, a decrease of $117,000, or 24.1%.  Net income for the quarter and fiscal year was impacted by lower net interest income resulting from a narrowing of the interest rate spread and margin, and by increased operating expenses associated with additional commercial lending staff as well as the opening of two new branch locations during the third quarter of fiscal 2007.

Net interest income decreased to $10.5 million for the year ended June 30, 2007 as compared to $10.7 million for the year ended June 30, 2006, a decline of $145,000 or 1.4% when comparing periods.  Net interest income was unchanged at $2.7 million for the quarters ended June 30, 2007 and 2006.  The flat to inverted yield curve was the leading factor in the net interest income position.  Net interest spread decreased 28 basis points to 3.48% as compared to 3.76% when comparing the years ended June 30, 2007 to 2006 and decreased 31 basis points to 3.39% as compared to 3.70% when comparing the quarters ended June 30, 2007 and 2006.  Net interest margin decreased 25 basis points to 3.60% as compared to 3.85% when comparing the years ended June 30, 2007 and 2006 and decreased 29 basis points to 3.51% as compared to 3.80% when comparing the quarters ended June 30, 2007 and 2006.  The decline was primarily due to the increase in average rate paid on interest-bearing liabilities, which include NOW accounts, savings deposits, money market accounts, certificates of deposit and borrowings.  The rate paid on interest-bearing liabilities increased 73 basis points to 2.31% for the year ended June 30, 2007 as compared to 1.58% for the year ended June 30, 2006.  The rate paid on interest-bearing liabilities increased 63 basis points to 2.47% for the quarter ended June 30, 2007 as compared to 1.84% for the quarter ended June 30, 2006.  The increased rate paid on interest-bearing liabilities was partially offset by increased loan volume and higher yielding interest-earning assets.  Average loans increased $24.5 million between the fiscal years ended June 30, 2006 and 2007 to $200.1 million.  The average yield on interest-earning assets increased 45 basis points to 5.79% for the fiscal year ended June 30, 2007 as compared to 5.34% for the fiscal year ended June 30, 2006.  The average yield on interest-earning assets increased 32 basis points to 5.86% for the quarter ended June 30, 2007 as compared to 5.54% for the quarter ended June 30, 2006.

The provision for loan losses increased to $279,000 for the fiscal year ended June 30, 2007 as compared to $200,000 for the fiscal year ended June 30, 2006.  Loan growth has contributed to the higher provision levels.    The increase in the level of provision was partially a result of growth in the loan portfolio and an increase in the amount of loan charge-offs, which were associated with the overdraft protection program.  Net charge-offs associated with the overdraft protection program increased $46,000, or 87.5%, to $98,000 when comparing the years ended June 30, 2007 and 2006.  The provision for loan losses decreased to $85,000 for the quarter ended June 30, 2007 as compared to $100,000 for the quarter ended June 30, 2006.  The higher provision in the quarter ended June 30, 2006 was the result of a charge-off for approximately $57,000.

 Noninterest income amounted to $3.9 million and $3.1 million for the fiscal years ended June 30, 2007 and 2006, respectively, an increase of $829,000, or 26.6%.  Noninterest income amounted to $1.0 million and $787,000 for the quarters ended June 30, 2007 and 2006, respectively, an increase of $220,000, or 28.0%.  Fees earned from debit card transactions have increased significantly due to more transaction volume, amounting to $611,000 for the year ended June 30, 2007 as compared to $510,000 for the year ended June 30, 2006, an increase of $101,000, or 19.8%.  Also contributing to this increase was income from service charges which increased $381,000, or 21.4%, to $2.2 million for fiscal year 2007 compared to $1.8 million for fiscal year 2006 due to higher levels of insufficient funds charges collected as a result of changes implemented in the Overdraft Privilege Program.  The Company also recognized a pretax gain of approximately $257,000 related to the sale of the old Coxsackie branch building during fiscal 2007.    No gains or losses were recognized in either year on sales of investment securities.

Noninterest expense amounted to $11.0 million for the fiscal year ended June 30, 2007 as compared to $10.5 million for the fiscal year ended June 30, 2006, an increase of $509,000, or 4.8%.   Noninterest expense amounted to $3.0 million for the quarter ended June 30, 2007 as compared to $2.7 million for the quarter ended June 30, 2006, an increase of $304,000, or 11.1%.   Salaries and employee benefits decreased $73,000 when comparing the fiscal years ended June 30, 2007 and 2006, and $98,000 when comparing the quarters ended June 30, 2007 and 2006.    Retirement expense decreased $483,000 for the fiscal year ended June 30, 2007 primarily as a result of discontinuing the accrual of benefits under the defined benefit pension plan beginning July 1, 2006.  This decrease was partially offset by an increase in 401(k) contribution expense of $52,000 for the fiscal year ended June 30, 2007 resulting from increases in employer match beginning July 1, 2006 and January 1, 2007.  Also offsetting this decrease were higher salaries expenses, which increased by $415,000 for the fiscal year ended June 30, 2007 due primarily to the staffing of two new branch offices which opened in February and March 2007 as well as several new positions within the commercial lending department.  Occupancy expense and equipment and furniture expense combined increased approximately $294,000, or 21.1%, when comparing the fiscal years ended June 30, 2007 and 2006, and $111,000, or 31.3%, when comparing the quarters ended June 30, 2007 and 2006, due to higher utility costs, building maintenance and increased depreciation expense associated with the relocated Cairo and Coxsackie branches, the opening of the new operations center in Catskill and the opening of two new branches in Catskill and Greenport.  All other noninterest expenses increased $288,000, or 9.1%, and $291,000, or 39.5%, when comparing the fiscal year and quarters ended June 30, 2007 and 2006, respectively, due to increased marketing costs, office supplies and various other costs associated with the opening of two new branch locations, increased legal and professional fees and assessments resulting from the conversion of the bank from a New York State chartered financial institution to a Federally chartered institution.

The effective tax rate was 28.7% for the year ended June 30, 2007, compared to 27.0% for the year ended June 30, 2006.

Total assets of the Company were $325.8 million at June 30, 2007 as compared to $307.6 million at June 30, 2006, an increase of $18.2 million, or 5.9%.   The most significant growth occurred in net loans, which increased $17.2 million, or 9.0%, to $207.3 million at June 30, 2007 as compared to $190.1 million at June 30, 2006.  Net loans represented 63.6% of the asset composition at June 30, 2007 as compared to 61.8% at prior fiscal year end.  Deposit growth of $15.9 million and reductions in cash and cash equivalents of $1.8 million helped fund the $17.2 million growth in net loans, and the net additions of premises and equipment of $2.9 million during the fiscal year ended June 30, 2007. The opening of two new full service branches as well as the continued increase in the customer base within the commercial bank subsidiary contributed to this growth in deposits.

Shareholders’ equity increased to $35.4 million at June 30, 2007 from $33.6 million at June 30, 2006, as net income of $2.26 million was partially offset by dividends paid of $885,000.  Accumulated other comprehensive income increased $347,000 as a result of the mark-to-market of the available-for-sale investment portfolio, net of tax.  The increase was entirely related to changes in market interest rates, and was not considered by management to be other than temporary.  Other changes in equity were the result of activities associated with the various stock-based compensation plans of the Company, including the 2000 Stock Option Plan and ESOP Plan.

Headquartered in Catskill, New York, the Company serves Greene and Columbia Counties, and southern Albany County, New York from nine full-service branch offices in Catskill, Cairo, Coxsackie, Greenport, Greenville, Hudson, Tannersville and Westerlo. The Bank of Greene County also has a branch office under construction outside the Village of Chatham in Columbia County.  The Company’s customers are offered 24-hour services through ATM network systems, an automated telephone banking system and Internet Banking through its web site at http://www.tbogc.com.

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from those projected in the forward-looking statements.  Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services.

	For the	For the	For the	For the
	Twelve Months	Twelve Months	Three Months	Three Months
	Ended	Ended	Ended	Ended
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
(In thousands, except share and per share data)
Interest income	$16,985	$14,825	$4,454	$3,904
Interest expense	6,442	4,137	1,789	1,228
Net interest income	10,543	10,688	2,665	2,676
Provision for loan loss	279	200	85	100
Noninterest income	3,941	3,112	1,007	787
Noninterest expense	11,037	10,528	3,046	2,742
Income before taxes	3,168	3,072	541	621
Tax provision	909	829	172	135
Net Income	$2,259	$2,243	$369	$486

Basic EPS	$0.55	$0.55	$0.09	$0.12
Weighted average shares outstanding	4,125,126	4,099,857	4,133,032	4,113,261

Diluted EPS	$0.54	$0.54	$0.09	$0.12
Weighted average diluted shares outstanding	4,193,435	4,179,938	4,197,369	4,183,941
Dividend, declared [1]	$0.48	$0.45	$0.00	$0.00

	As of June 30, 2007	As of June 30, 2006
(Dollars in thousands)
Assets
Total cash and cash equivalents	$14,026	$15,852
Securities available for sale, at fair value	87,184	87,267
Federal Home Loan Bank stock, at cost	657	643

Gross loans receivable	208,705	191,429
Less: Allowance for loan losses	(1,486)	(1,314)
Less: Unearned origination fees and costs, net	61	(22)
Net loans receivable	207,280	190,093

Premises and equipment	13,712	10,805
Accrued interest receivable	1,955	1,736
Prepaid expenses and other assets	1,012	1,169
Total Assets	$325,826	$307,565

Liabilities and shareholders’ equity
Noninterest bearing deposits	$44,020	$41,503
Interest bearing deposits	240,156	226,747
Total deposits	284,176	268,250

FHLB borrowing	5,000	5,000
Accrued expenses and other liabilities	1,235	734
Total liabilities	290,411	273,984
Total shareholders’ equity	35,415	33,581
Total liabilities and shareholders’ equity	$325,826	$307,565
Common shares outstanding	4,151,066	4,145,246
Treasury stock, (shares at cost)	154,604	160,424

	At and For the	At and For the	For the	For the
	Twelve Months	Twelve Months	Three Months	Three Months
	Ended	Ended	Ended	Ended
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006

Selected Financial Ratios
Return on average assets	0.72%	0.76%	0.45%	0.64%
Return on average equity	6.49%	6.75%	4.17%	5.76%
Net interest rate spread	3.48%	3.76%	3.39%	3.70%
Net interest margin	3.60%	3.85%	3.51%	3.80%
Non-performing assets to total assets	0.21%	0.00%
Non-performing loans to total loans	0.33%	0.00%
Allowance for loan loss to non-performing loans	217.89%	18,771.43%
Allowance for loan loss to gross loans	0.71%	0.69%
Shareholders’ equity to total assets	10.87%	10.92%
Book value per share	$8.53	$8.17
Dividend payout ratio adjusted for MHC Waiver[1]	39.18%	36.70%

1 Greene County Bancorp, MHC 55.5% owner of shares outstanding waives its right to receive dividends.

Contact:   Donald Gibson, President and CEO or Michelle Plummer, EVP, COO & CFO
Phone:      518-943-2600